UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                     (AMENDMENT NO.          )*

BECTON DICKINSON AND COMPANY
(NAME OF ISSUER)
COMMON
(TITLE CLASS OF SECURITIES)
075887109
(CUSIP NUMBER)

CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT.____(A FEE IS NOT REQUIRED ONLY IF THE FILING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13D-7).

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).




















CUSIP NO. 075887109          13G       PAGE 2A OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    BECTON DICKINSON AND COMPANY SAVINGS INCENTIVE PLAN
    (ESOP PORTION)

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    1,517,345.859   SHARES (REPRESENTS 948,211.787 ESOP PFD SHS
                    CONVERTED TO 1,517,138.859 COM [RATIO 1 PFD = 1.6
                    COM] PLUS 207 COM SHS IN ESOP PORTION)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    1,517,345.859 SHARES (REPRESENTS 948,211.787 ESOP PFD SHS CONVERTED
                         TO 1,517,138.859 COM [RATIO 1 PFD = 1.6 COM]
                         PLUS 207 COM SHS IN ESOP PORTION)
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,517,345.859 SHARES (REPRESENTS 948,211.787 ESOP PFD SHS CONVERTED
                         TO 1,517,138.859 COM [RATIO 1 PFD = 1.6 COM]
                         PLUS 207 COM SHS IN ESOP PORTION)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*
     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     2.2%

12.  TYPE OF REPORTING PERSON*
     BK
CUSIP NO. 075887109          13G       PAGE 2B OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    BECTON DICKINSON AND COMPANY SAVINGS INCENTIVE PLAN

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    1,628,586 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    1,628,586 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,628,586 SHARES

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*
     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    2.4%

12. TYPE OF REPORTING PERSON*
    BK
CUSIP NO. 075887109          13G       PAGE 2C OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    VARIOUS COLLECTIVE INVESTMENT FUNDS FOR EMPLOYEE BENEFIT PLANS
     AND OTHER INDEX ACCOUNTS                   BECTON DICKINSON

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    651,387 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    812,245 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    812,245 SHARES

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*
     NOT APPLICABLE
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.2%
12.  TYPE OF REPORTING PERSON*
     BK
CUSIP NO. 075887109          13G       PAGE 2D OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE/CO-TRUSTEE   04-1867445
    VARIOUS PERSONAL TRUST ACCOUNTS                   BECTON DICKINSON

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    11,500 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    5,600 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11,500 SHARES

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*
     NOT APPLICABLE
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .0%
12.  TYPE OF REPORTING PERSON*
     BK
                         SCHEDULE 13G        PAGE 3 OF 5 PAGES
ITEM 1.
  (A)  NAME OF ISSUER
       BECKTON DICKINSON AND COMPANY

  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
       ONE BECTON DRIVE
       FRANKLIN LAKES, NJ  07417-1880

ITEM 2.


     (A)  NAME OF PERSON FILING
          STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

     (D)  TITLE CLASS OF SECURITIES
          COMMON

     (E)  CUSIP NUMBER
          075887109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

                                                       PAGE 4 of 5 PAGES
ITEM 4. OWNERSHIP
  (A)  AMOUNT BENEFICIALLY OWNED
       3,969,676.859 SHARES
  (B)  PERCENT OF CLASS
        5.8%
  (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE
         662,887 SHARES
   (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
         3,145,931.859 SHARES
  (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         812,245 SHARES
   (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         3,151,531.859 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

                                                      PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         9 FEBRUARY 1995

                         STATE STREET BOSTON CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE



                         /s/ JANET DENNEEN
                         ASSISTANT SECRETARY